INVESTMENT ADVISORY AGREEMENT

          INVESTMENT ADVISORY AGREEMENT (the "Agreement") made as of this 30th day of October, 2015 by and between The Advisors' Inner Circle Fund III (the "Trust"), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and PineBridge Investments LLC (the "Adviser"), a limited liability company organized under the laws of the state of Delaware with its principal place of business at 399 Park Avenue, New York, NY 10022.

                              W I T N E S S E T H

          WHEREAS, the Board of Trustees (the "Board") of the Trust has selected the Adviser to act as investment adviser to the Trust on behalf of the series set forth on Schedule A to this Agreement (the "Fund"), as such Schedule may be amended from time to time upon mutual agreement of the parties, and to provide certain related services, as more fully set forth below, and to perform such services under the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Adviser do hereby agree as follows:

     1.   THE ADVISER'S SERVICES.

     (a) DISCRETIONARY INVESTMENT MANAGEMENT SERVICES. The Adviser shall act as investment adviser with respect to the Fund. In such capacity, the Adviser shall, subject to the supervision of the Board, regularly provide the Fund with investment research, advice and supervision and shall furnish continuously an investment program for the Fund, consistent with the investment objectives and policies of the Fund. The Adviser shall determine, from time to time, what securities, commodity interests and other investments shall be purchased, held, sold, sold short, exchanged, converted, borrowed or lent for the Fund, and what portion of the Fund's assets shall be held uninvested in cash, subject always to the provisions of the Trust's Agreement and Declaration of Trust, ByLaws and its registration statement on Form N-1A (the "Registration Statement") under the 1940 Act, and under the Securities Act of 1933, as amended (the "1933 Act"), covering Fund shares, as filed with the Securities and Exchange Commission (the "Commission"), and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect. Subject to the limitations described in the preceding sentence, the investments made by the Adviser in the Fund may include, but shall not be limited to, debt and equity securities (including securities of registered and unregistered collective investment vehicles), repurchase and reverse repurchase agreements, derivatives contracts, futures, options, options on futures, swaps, swaptions and foreign currency forward contracts. To carry out such obligations, the Adviser shall exercise full discretion and act for the Trust on behalf of the Fund, as the Trust's agent and attorney-in-fact, in the same manner and with the same force and effect as the Trust itself might or could do with respect to purchases, sales or other transactions on behalf of the Fund, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. No reference in this Agreement to the Adviser having full discretionary authority over the Fund's investments



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shall in any way limit the right of the Board, in its sole discretion, to establish or revise policies in connection with the management of the Fund's assets or to otherwise exercise its right to control the overall management of the Fund. The Trust recognizes that the Adviser and its affiliates have investments of their own and are acting as investment managers for others. The Trust also recognizes that the Adviser may be or become associated with other investment entities and engage in investment management for others. Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to require the Adviser to devote any minimum amount of time or attention to the management of the Fund. Except as otherwise expressly provided herein, nothing herein shall be deemed to limit or restrict the right of the Adviser to engage in, or to devote time and attention to the management of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association. The Adviser may on occasion give advice or take action with respect to other investment entities that it manages that differs from the advice given with respect to the Fund. The Trust acknowledges and agrees that the Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index or on an absolute basis, including other clients of the Adviser, whether public or private.

          (b) COMPLIANCE. The Adviser agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser. The Adviser also agrees to comply with the objectives, policies and restrictions set forth in the Registration Statement, as amended or supplemented, of the Fund, and with any policies, guidelines, instructions and procedures approved by the Board and provided to the Adviser; provided, however, that notwithstanding any other provision of this Agreement, the Adviser shall not be bound by, or liable for failure to comply with, any of the foregoing, or any update, modification or amendment thereto, unless and until the Adviser has been provided a copy of such item and a reasonable opportunity to comply therewith. In selecting the Fund's portfolio securities and performing the Adviser's obligations hereunder, the Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company. The Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Adviser's full responsibility for any of the foregoing.

          (c) PROXY VOTING. The Board has the authority to determine how proxies with respect to securities that are held by the Fund shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for the Fund's securities to the Adviser. So long as proxy voting authority for the Fund has been

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delegated to the Adviser, the Adviser shall exercise its proxy voting responsibilities. The Adviser shall carry out such responsibility in accordance with its own written proxy voting policies and procedures and in accordance with any instructions that the Board may provide to the Adviser in advance in writing from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Trust. The Adviser shall provide periodic reports and keep records relating to proxy voting as the Board may reasonably request or as may be necessary for the Fund to comply with the 1940 Act and other applicable law. Any such delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time.

The Adviser is authorized to instruct the Fund's custodian and/or broker(s) to forward promptly to the Adviser or designated service provider copies of all proxies and shareholder communications relating to securities held in the portfolio of a Fund [(other than materials relating to legal proceedings against the Fund. The Adviser may also instruct the Fund's custodian and/or broker(s) to provide reports of holdings in the portfolio of the Fund. The Adviser has the authority to engage a service provider to assist with administrative functions related to voting Fund proxies. The Trust shall direct the Fund's custodian and/or broker(s) to provide any assistance requested by the Adviser in facilitating the use of a service provider. In no event shall the Adviser have any responsibility to vote proxies that are not received on a timely basis. The Trust acknowledges that the Adviser, consistent with the Adviser's written proxy voting policies and procedures, may abstain or refrain from voting a proxy if, in the Adviser's discretion, abstaining or refraining from voting would be in the best interests of the Fund and its shareholders.

The Trust agrees that the Adviser shall have power and authority hereunder, but no responsibility or obligation, to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities or other instruments held at any time in the Fund, including, without limitation, to file proofs of claim or other documents related to such proceedings (the "Litigation"), or to investigate, initiate, supervise, or monitor the Litigation involving the Fund's assets, and the Adviser acknowledges and agrees that such power and authority, but no such responsibility or obligation, is delegated hereunder. Nevertheless, the Adviser agrees that it shall provide the Trust with any and all documentation or information related to the Litigation as may reasonably be requested by the Trust.

          (d) RECORDKEEPING. The Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Fund, except as otherwise provided herein or as may be necessary for the Adviser to supply to the Trust or its Board the information required to be supplied under this Agreement.

          The Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, custodian or

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transfer agent appointed by the Fund) relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (the "Fund Books and Records"). The Fund Books and Records shall be available to the Board at any time upon request, shall be delivered to the Trust upon the termination of this Agreement and shall be available without delay during any day the Trust is open for business.

          (e) HOLDINGS INFORMATION AND PRICING. The Adviser shall provide regular reports regarding Fund holdings, and may, on its own initiative, furnish the Trust and its Board from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser agrees to notify the Trust promptly if the Adviser reasonably believes that the value assigned by the Trust's [administrator] to any security or other instrument held by the Fund may not reflect fair value. The Trust agrees that the Adviser is not responsible for pricing the Fund's securities and other instruments, however, the Adviser agrees to provide upon reasonable request any pricing information of which the Adviser is aware to the Trust, its Board and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust's valuation procedures for the purpose of calculating the Fund's net asset value per share in accordance with procedures and methods established by the Board.

          (f) COOPERATION WITH AGENTS OF THE TRUST. The Adviser agrees to cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust with respect to such information regarding the Fund as such entities may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

          2. CODE OF ETHICS. The Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it has provided to the Trust. The Adviser shall take steps reasonably necessary to prevent its Access Persons (as defined in the Adviser's Code of Ethics) from failing to comply in all material respects with the Adviser's Code of Ethics, as in effect from time to time. Upon request, the Adviser shall provide the Trust with a (i) copy of the Adviser's current Code of Ethics, as in effect from time to time, and (ii) certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Adviser's Code of Ethics. Annually, the Adviser shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Adviser's Code of Ethics to the Trust's Board. The Adviser shall respond to reasonable requests for information from the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Adviser. The Adviser shall promptly notify the Trust of any material violation of the Code that relates to a security held by the Fund.

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          3. INFORMATION AND REPORTING. The Adviser shall provide the Trust and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Trust may from time to time reasonably request.

          (a) NOTIFICATION OF BREACH / COMPLIANCE REPORTS. The Adviser shall notify the Trust's chief compliance officer promptly upon detection of (i) any material failure to manage the Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund's or the Adviser's policies, guidelines or procedures. In addition, the Adviser shall provide a quarterly report in such form as shall be mutually agreed to by the parties hereto regarding the Fund's compliance with its investment objectives and policies, applicable law, including, but not limited to the 1940 Act and Subchapter M of the Code, and the Fund's policies, guidelines or procedures as applicable to the Adviser's obligations under this Agreement. The Adviser agrees to correct any such failure promptly and to take any action that the Board may reasonably request in connection with any such breach. Upon reasonable request, the Adviser shall also provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act. Except as prohibited by applicable law, regulation or administrative order, the Adviser will promptly notify the Trust in the event the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund's ownership of shares in the defendant) or the compliance by the Adviser with the federal or state securities laws. Except as prohibited by applicable law, regulation or administrative order, the Adviser will notify the Trust in the event an actual change in control of the Adviser resulting in an "assignment" (as defined in the 1940 Act) has occurred and will notify the Trust of any anticipated or otherwise reasonably foreseeable change in control of the Adviser within a reasonable time prior to such change in control being effected; provided, however, that the Adviser's notification to the Trust of any material anticipated or otherwise reasonably foreseeable change in control of the Adviser shall be deemed to have been given timely if it is given to the Trust in conjunction with such notification to the Adviser's other clients.

          (b) BOARD AND FILINGS INFORMATION. The Adviser will provide the Trust with any information reasonably requested regarding its management of the Fund required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the Commission. The Adviser will make its officers and employees available to meet with the Board from time to time on reasonable advance notice to review its investment management services to the Fund in light of current and prospective economic and market conditions and shall, upon reasonable request, furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

          (c) TRANSACTION INFORMATION. The Adviser shall furnish to the Trust such information concerning portfolio transactions as may reasonably be necessary to enable

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the Trust or its designated agent to perform such compliance testing on the
Fund and the Adviser's services as the Trust may, in its sole discretion, determine to be appropriate. The provision of such information by the Adviser to the Trust or its designated agent in no way relieves the Adviser of its own responsibilities under this Agreement.

     4. BROKERAGE.

          (a) PRINCIPAL TRANSACTIONS. In connection with purchases or sales of securities for the account of the Fund, neither the Adviser nor any of its directors, members, managers, officers or employees will act as a principal or agent or receive any commission except as permitted by the 1940 Act.

          (b) PLACEMENT OF ORDERS. The Adviser shall arrange for the placing of all orders for the purchase and sale of securities and other investments for the Fund's account with brokers, dealers or counterparties selected by the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all times to seek to obtain for the Fund the most favorable execution and net price available under the circumstances.
Among other considerations, the Adviser may consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security or instrument, the amount of the commission, the timing and difficulty of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer, and the quality of service rendered by the broker or dealer in other transactions. It is also understood that it is desirable for the Fund that the Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with section 28(e) of the 1934 Act and any Commission staff interpretations thereof. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Adviser in connection with its or its affiliates' services to other clients and that the Fund may not be the direct or exclusive beneficiary of any such services and that another broker may be willing to charge the Fund a lower commission on the particular transaction.

          (c) AGGREGATED TRANSACTIONS. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Adviser, the Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities or other instruments to be sold or purchased. In such event, the Adviser will allocate securities or futures contracts or other instruments so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers to be equitable over time and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.

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          (d) AFFILIATED BROKERS. The Adviser or any of its affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Fund, subject to: (a) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Fund's current Registration Statement; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act; and (e) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or its affiliates may receive brokerage commissions, fees or other remuneration from the Fund for these services in addition to the Adviser's fees for services under this Agreement.

          (e) CONTRACTING AUTHORITY. In the name of the Trust on behalf of the Fund, and which shall be binding on the Trust on behalf of the Fund, the Adviser is hereby given the authority, as the Trust's agent and attorney-in-fact, to negotiate and enter into agreements and contracts (including, but not limited to, brokerage agreements, International Swap Dealers Association ("ISDA") master agreements and schedules thereto, futures agreements, clearing agreements, Master Securities Forward Transaction Agreements, other master agreements, other transaction and collateral agreements, investment transactions, confirmations of investment transactions and related documents for investment transactions and modifications thereto), and make representations (including representations regarding the purchase of securities or other investments) that the Adviser deems appropriate to carry out its duties and services hereunder.

          5. CUSTODY. The Adviser shall have the authority to instruct the Fund's custodian to: (i) pay cash for securities and other property delivered to the custodian, (ii) deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Adviser may designate, all consistent with the powers, authorities and limitations set forth herein. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities or other investments of the Fund.

          6. ALLOCATION OF CHARGES AND EXPENSES. The Adviser will bear its own costs of providing services hereunder. Other than as herein specifically indicated, the Adviser shall not be responsible for the Fund's expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

          7. REPRESENTATIONS, WARRANTIES AND COVENANTS.

          (a) PROPERLY REGISTERED. The Adviser is registered as an investment adviser under the Advisers Act, and will remain so registered for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and to the best knowledge of the Adviser, there is no proceeding or investigation that is reasonably likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement. The Adviser agrees to promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company. The

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Adviser is in compliance in all material respects with all applicable federal and state law in connection with its investment management operations.

          (b) ADV DISCLOSURE. The Adviser has provided the Trust with a copy of its Form ADV Part I as most recently filed with the SEC and its current Part II and will, promptly after filing any amendment to its Form ADV with the SEC updating its Part II, furnish a copy of such amendments or updates to the Trust. The information contained in the Adviser's Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

          (c) FUND DISCLOSURE DOCUMENTS. The Adviser has reviewed (as available), and will in the future review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement or sticker to any of the foregoing) and advertising and sales material relating to the Fund (collectively the "Disclosure Documents") and represents and warrants that such Disclosure Documents contain or will contain no untrue statement of any material fact made by the Adviser and do not and will not omit any statement of material fact required to be stated by the Adviser therein or necessary to make the statements therein not misleading.

          (d) USE OF THE NAME OF THE FUND; COMPOSITE PERFORMANCE. The Adviser has the right to use the name of the Fund in connection with its services to the Trust. The Adviser also has the right to include the total return earned by the Fund in the calculation of Adviser's composite performance information. The Adviser is not aware of any threatened or existing actions, claims, litigation or proceedings that would adversely affect or prejudice the rights of the Adviser or the Trust to use the name of the Fund. The Trust shall not have the right to use the name "PineBridge" in connection with the management and operation of the Fund except upon such terms as have been agreed to by the Adviser or its designee in advance in writing.

          (e) INSURANCE. The Adviser maintains errors and omissions insurance coverage and except as prohibited by applicable law, regulation or administrative order, shall provide written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims are made on its insurance policies. Furthermore, the Adviser shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

          (f) NO DETRIMENTAL AGREEMENT. The Adviser represents and warrants that it has no arrangement or understanding with any party, other than the Trust, that would influence the decision of the Adviser with respect to its selection of investments for the Fund, and that all selections shall be done in accordance with what the Adviser believes to be in the best interest of the Fund.

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          (g) CONFLICTS.  The Adviser shall act honestly, in good faith and in the best interests of the Trust including requiring any of its personnel with knowledge of Fund activities to place the interest of the Fund first, ahead of their own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with its fiduciary duties under applicable law.

          (h) DULY ORGANIZED/GOOD STANDING. Each party hereto represents and warrants to the other party that it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

          (i) ENFORCEABLE AGREEMENT. Each party hereto represents and warrants to the other party that this Agreement is enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (j) NO MATERIAL PENDING ACTIONS. Each party hereto represents and warrants to the other party that, to the best of its knowledge, there are no material pending actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its affiliates, is a party or to which it or its affiliates or any of its or its affiliates' assets are subject, nor has it or any of is affiliates received any notice of an investigation or inquiry by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of their respective activities which might reasonably be expected to result in a material adverse effect on such party or which might reasonably be expected to impair materially such party's ability to discharge its obligations under this Agreement.

          (k) COMPLIANCE WITH APPLICABLE LAW. Each party represents and warrants to the other party that it has complied with and will continue to comply with all applicable federal and state laws, rules, regulations, case law, court orders and governmental orders to which such party is subject in connection with the execution and performance of this Agreement.

          (l) APPROVAL BY TRUST. The Trust represents and warrants to the Adviser that this Agreement has been properly approved according to applicable laws, rules and regulations by the initial shareholder of the Fund, the Trustees of the Trust and those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party.

          (m) NFA NOTICE. The Trust has filed a notice of eligibility with the National Futures Association ("NFA") for an exclusion from the definition of the term "commodity pool operator" with respect to the Fund pursuant to Rule
4.5 under the Commodity Exchange Act. The Adviser is either registered with the U.S. Commodity Futures Trading Commission ("CFTC") as a "commodity pool operator" and a


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"commodity trading adviser" and a member in good standing of the NFA or is relying on an applicable exemption or exclusion from registration as a commodity pool operator and a commodity trading adviser.

          (n) LICENSES AND REGISTRATIONS. Each party represents and warrants to the other party that it has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to enter into this Agreement and it will obtain and maintain any such required licenses, registrations, memberships, and approvals.

          (o) REPRESENTATIONS. The representations and warranties in this
Section 7 shall be deemed to be made on the date this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a), whether or not specifically referenced in such report.

          8. PROMOTIONAL MATERIALS. Prior to the public dissemination thereof, the Trust shall submit to the Adviser any promotional materials using the name "PineBridge" for comment and approval by the Adviser.

          9. ADVISER'S COMPENSATION. The Fund shall pay to the Adviser, as compensation for the Adviser's services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Such fee shall be computed daily and paid not less than monthly in arrears by the Fund.

          The method for determining net assets of the Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund's prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

          10. INDEPENDENT CONTRACTOR. In the performance of its duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund. If any occasion should arise in which the Adviser gives any advice to its clients concerning the shares of the Fund, the Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

          11. ASSIGNMENT AND AMENDMENTS. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in section 2(a)(4) of the 1940 Act); provided that such termination shall not relieve the Adviser of any liability incurred hereunder prior to the date of termination.

          This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act,

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

when applicable.

          12. DURATION AND TERMINATION.

          This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(c) and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

          (a) The Trust may cause this Agreement to terminate, after providing the Adviser sixty (60) days' written notice, either (i) by vote of its Board or
(ii) with respect to the Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

          (b) The Adviser may at any time terminate this Agreement by not more than sixty (60) days' nor less than thirty (30) days' written notice delivered or mailed by registered mail, postage prepaid, to the Trust; or

          (c) This Agreement shall automatically terminate two years from the date of its execution unless its renewal is specifically approved at least annually thereafter by (i) a majority vote of the Trustees, including a majority vote of such Trustees who are not interested persons of the Trust or the Adviser, at a meeting called for the purpose of voting on such approval; or
(ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

          (d) Termination of this Agreement pursuant to this Section shall be without payment of any penalty and each party hereto may waive any notice period to which it is entitled pursuant to this Section 12 in its sole discretion upon written notice to the other party hereto.

          In the event of termination of this Agreement for any reason, the Adviser shall, immediately upon notice of termination or on such later date as may be specified in such notice, cease all activity on behalf of the Fund and with respect to any of its assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Fund Books and Records to the Trust by such means and in accordance with such schedule as the Trust shall reasonably direct and shall otherwise cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Adviser.

          13. CERTAIN DEFINITIONS. For the purposes of this Agreement:

          (a) "Affirmative vote of a majority of the outstanding voting securities of the Fund" shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

          (b) "Interested persons" and "Assignment" shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

          14. LIABILITY OF THE ADVISER.

          (a) The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements in the Fund's Disclosure Documents.

          (b) The Adviser shall be liable to the Fund for any loss (including transaction costs) incurred by the Fund as a result of any investment made by the Adviser in contravention of: (i) any investment policy, guideline or restriction set forth in the Registration Statement or as approved by the Board from time to time and provided to the Adviser; or (ii) applicable law, including but not limited to the 1940 Act and the Code (including but not limited to the Fund's failure to satisfy the diversification or source of income requirements of Subchapter M of the Code) (the investments described in this subsection (b) collectively are referred to as "Improper Investments").

          (c) The Adviser shall indemnify and hold harmless the Trust, each affiliated person of the Trust within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act (any such person, an "Indemnified Party") against any and all losses, claims, damages, expenses or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense or liability and reasonable counsel fees incurred in connection therewith) to which any such person may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a breach by the Adviser of this Agreement or of the representations and warranties made by the Adviser herein; (ii) any Improper Investment; (iii) any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document or the omission or alleged omission from a Disclosure Document of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iv) the Adviser's performance or non-performance of its duties hereunder; provided, however, that nothing herein shall be deemed to protect any Indemnified Party who is a Trustee or officer of the Trust against any liability to the Trust or to its shareholders to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with the Trust.

          15. ENFORCEABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

          16. LIMITATION OF LIABILITY. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities.

          17. JURISDICTION. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware and the Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

          18. PARAGRAPH HEADINGS. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement and shall not affect its construction.

          19. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          20. NOTICES. Except as otherwise specifically provided herein, all communications under this Agreement must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile where the sending party has received electronic confirmation of transmission or three days after being deposited for next-day delivery with an internationally recognized overnight international delivery service, properly addressed to the party to receive such notice at the party's address specified herein, or at any other address that any party may designate by notice to the others.

IF TO THE ADVISER:

PineBridge Investments LLC
399 Park Avenue
New York, NY 10022
Attn: Chief Legal Officer

IF TO THE TRUST:

The Advisors' Inner Circle Fund III
1 Freedom Valley Drive
Oaks, PA 19456

                            [Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

                         THE ADVISORS' INNER CIRCLE FUND III, on behalf of the Fund(s) listed on Schedule A

                         By: /s/ Michael Beattie
                             ------------------------------
                                 Name: Michael Beattie
                                 Title: President

                         PINEBRIDGE INVESTMENTS LLC

                         By: /s/ Michael Kelly
                             ------------------------------
                                 Name: Michael Kelly
                                 Title: Managing Director

                                   SCHEDULE A
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
                         DATED OCTOBER 30, 2015 BETWEEN
                      THE ADVISORS' INNER CIRCLE FUND III
                                      AND
                           PINEBRIDGE INVESTMENTS LLC
The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the Fund in accordance the following fee schedule:


FUND                                                                    RATE
--------------------------------------------------------------------------------
PineBridge Dynamic Asset Allocation Fund                                0.75%


                                      A-1